Exhibit 97
RENASANT CORPORATION
CLAWBACK POLICY

The Board of Directors of Renasant Corporation (“Renasant”) believes it is prudent to adopt a detailed and stringent recoupment policy to prevent officers and employees from retaining incentive-based awards that were not truly earned. The Board of Directors (the “Board”) has adopted this Clawback Policy (the “Policy”) to reflect Renasant’s continued promotion and maintenance of honest, ethical practices. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder, and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual.
Recoupment Events

For purposes of this Policy, a “Recoupment Event” shall occur in the event of any of the following:

(a)Renasant is required to prepare an accounting restatement of its financial statements due to Renasant’s material noncompliance with any financial reporting requirement under U.S. securities laws, the result of which is that any incentive-based compensation paid to or otherwise received by a covered individual during or with respect to the three completed fiscal years immediately preceding the date Renasant determines an accounting restatement is required (the “Applicable Period”) would have been lower had it been calculated based on such restated results (a “Restatement Event”);
(b)an act, omission, condition, or offense outlined under 12 C.F.R. Section 359.4(a)(4) committed by a covered individual or for which the covered individual was substantially responsible; or

(c) the payment to a covered individual of compensation exceeding the otherwise applicable restrictions imposed by the provisions of 12 U.S.C. Section 1831o(f).

The Compensation Committee of the Board of Directors (the “Committee”) shall review and analyze the circumstances of any Recoupment Event.

Recovery of Erroneously Awarded Compensation

If the Committee determines in the course of its review that either:

(a)the amount of any incentive-based compensation in the case of a Restatement Event, or

(b)the compensation in general in the case of any other Recoupment Event actually paid to or otherwise received by a covered individual (the “Awarded Compensation”) would have been a lower amount taking into account the occurrence of the Restatement Event or other Recoupment Event (the “Adjusted Compensation”) calculated on a pre-tax basis, then the Committee shall reasonably promptly, to the extent allowable under applicable law, seek to recover the excess of the Awarded Compensation over the Adjusted Compensation (the “Erroneously Awarded Compensation”) through reimbursement of an affected payment, forfeiture of an affected award, or other method, as the case may be. For incentive-based compensation based on stock price or total shareholder return (or other measure where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement), the Committee shall determine the amount of Erroneously Awarded Compensation based on its reasonable estimate of the impact of such restatement on Renasant’s stock price, total shareholder return or other

Exhibit 97
relevant measure upon which the incentive-based compensation was received. The Committee shall document such determination and maintain such documentation for provision to the NYSE upon its request.

For avoidance of doubt, the Committee shall, in the case of a Restatement Event, seek to recover any Erroneously Awarded Compensation paid to a covered individual, without needing to find that such individual engaged in intentional or unlawful misconduct that materially contributed to the need for the accounting restatement.

Process

For purposes of this Policy, the date Renasant determines an accounting restatement is required shall be deemed to be the earlier of (1) the date the Chief Financial Officer concludes, or should have concluded, that Renasant is required to prepare an accounting restatement, unless such conclusion is subject to the approval of the Audit Committee of the Board of Directors or the full Board, in which case the determination date shall be the date the Audit Committee or the Board, as applicable, concludes, or should have concluded, that such restatement is required; and (2) the date a court, regulator or other legally-authorized body directs Renasant to prepare an accounting restatement (as defined in this Policy).

Subject to applicable law, the Committee, in consultation with the Board, shall direct the appropriate method by which Renasant shall attempt to recover Erroneously Awarded Compensation, provided, that, Renasant may not forgo its efforts to recover Erroneously Awarded Compensation except where both (1) the Committee determines that recovery of such compensation would be impracticable and (2) the Committee’s determination of impracticality is based on its conclusion that either (a) after first making a reasonable attempt to recover the Erroneously Awarded Compensation, the direct expense that would paid to a third party to assist in recovery efforts would exceed the amount of the Erroneously Awarded Compensation (and the Committee shall document such recovery attempts), or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Renasant employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Any right of recovery under this Policy is in addition to, and not in lieu of, any other legal or equitable remedies that may be available to Renasant or its affiliates or any actions that may be imposed by U.S. enforcement agencies, regulators, administrative bodies, or other authorities.
In the reasonable exercise of its authority and judgment under this Policy, the Committee may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Recoupment Event and to impose other such discipline as it deems appropriate.

No Indemnification or Reimbursement

Notwithstanding the terms of any other policy, agreement, or arrangement, in no event will Renasant indemnify or, in any way, reimburse a covered individual for any loss of Awarded Compensation under this Policy.

Definitions

For the purposes of this Policy, (i) the term “covered individual” shall refer to (a) any individual who is or was an “executive officer” of Renasant during the Applicable Period, with status as an executive officer determined in accordance with Section 303A.14(e) of the NYSE Listed Company Manual and (b) such other officers as may be designated from time to time by Renasant’s Chief Executive Officer, President or Chief Financial Officer; (ii) the term “incentive-based compensation” means any

Exhibit 97
compensation that is granted, vested, or earned based wholly or in part upon the attainment of a financial reporting measure (including, but not limited to, both measures determined and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP measures) (for purposes of this Policy, stock price and total shareholder return shall be deemed to be financial reporting measures); and (iii) the term “accounting restatement” includes any required accounting restatement to correct an error in previously issued financial statements that (A) is material to such financial statements or (B) would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.

Administration

This Policy shall be administered by the Compensation Committee. It is intended that this Policy be interpreted in a manner consistent with Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which Renasant’s securities are listed. The Committee will make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate, or advisable. Any determination and interpretation made by the Committee shall be final and binding on all affected individuals.

Renasant shall conform the terms of future compensatory contractual arrangements with officers and employees to be consistent with this Policy and seek to amend any existing compensatory contractual arrangements to the extent the same are inconsistent with this Policy.

Policy Approval and Amendment

The Committee, on behalf of the Board, shall review and approve this Policy every two years, or any updates thereto, every two years.
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